Exhibit 99.1

Banzai, a Leading End-To-End Video Engagement Platform, to Become a Publicly Traded Company via
Business Combination with 7GC & Co. Holdings Inc.

●	Banzai International, Inc. Has Entered Into a Definitive Business Combination Agreement With 7GC & Co. Holdings Inc.

●	Banzai Accelerates Marketers’ Opportunities to Drive and Track ROI With Engaging Live and On-Demand Video Experiences

●	Recurring Revenue Model, High Profit Margins and Significant Operating Leverage Combined With Rapid Growth

●	Estimated Post-Transaction Enterprise Value of $380 Million With Approximately $207 Million in Net Cash, Assuming No Redemptions of VII Public Shares

●	Committed Equity Facility of $100 Million From GEM to Opportunistically Support the Combined Company Post-Close

SEATTLE, WA and SAN FRANCISCO, CA – December 8, 2022 – Banzai International, Inc. (“Banzai” or the “Company”), a leading end-to-end video engagement platform for marketing and 7GC & Co. Holdings Inc. (NASDAQ: VII) (“VII”), a publicly-traded special purpose acquisition company, announced today they have entered into a definitive business combination agreement that will result in Banzai becoming a publicly traded company.

Upon closing of the proposed transaction, the combined company will be named Banzai International, Inc. and is expected to trade on the Nasdaq Capital Market.

Banzai is an end-to-end video engagement solution that provides a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars virtual events, and other digital marketing campaigns. Through Banzai’s full-stack technology, marketers can leverage live and automated, no-download hosting (via Demio) and multi-channel targeted audience acquisition (via Reach) to bolster engagement and ROI. Banzai enables over 7,000 Combined with Hyros as of Q3 2022. Includes customer overlap with Banzai and Hyros existing customer base marketing teams to create winning webinars and virtual events that increase marketing efficiency and drive additional revenue.

Acquisition of Hyros

Banzai and Hyros Inc (“Hyros”) have also entered into a merger agreement, where immediately prior to the closing of the proposed transaction between Banzai and VII, Banzai will acquire Hyros for approximately $110 million (subject to customary and negotiated adjustments) in a primarily stock transaction. Hyros’ strength is growing revenue attribution for digital marketers, helping enterprise and SMB customers get accurate sales and marketing data that they can leverage into making better ROI decisions. The acquisition is expected to enhance Banzai’s role as a full-stack marketing technology platform, expand its total addressable market and accelerate its long-term revenue growth and operational efficiency.

The integration of the Hyros multi-channel attribution and AI optimization capabilities for digital businesses is expected to significantly enhance the Banzai platform.

Investment Highlights

●	Disruptive and differentiated technology platform focused on attractive video engagement and attribution tracking spaces for sales and marketing teams: Banzai is an integrated, full-stack engagement marketing platform using analytics, audience, integrations, and engagement features to create a differentiated moat around the video engagement category.

●	Recurring revenue model, high profit margins, and significant operating leverage: The annual growth rate as of Q3 2022 has been 85%.

●	Strong KPIs with consolidated pro forma ARR of $22.1 million as of Q3 2022: Combining the Company’s self-serving offering to customers with Hyros’ strong sales organization creates multi-channel sales competency.

●	Large and growing addressable market: The video engagement space is exploding in a post-COVID world as sale & marketing teams adapt to a remote-work environment. The market opportunity for virtual events alone is estimated to grow to $110 billion until 2030 (21% CAGR)[1].

●	Consolidation engine in place: The Hyros acquisition is expected to significantly increase Banzai’s marketing toolset and revenues.

Management Commentary

“Nobody owns the marketing category for video engagement, making Banzai a trailblazer for the industry,” said, Joe Davy, CEO and Founder of Banzai. “Banzai satisfies engagement marketing needs with its fully integrated platform delivering analytics, audience and engagement features to marketers. With the capital from our business combination with VII, we expect to continue hyper-scaling to become the leading video engagement platform for marketers.”

Jack Leeney, Chairman and CEO of VII, commented: “Joe and the team have built the category defining platform for marketers in the hybrid work environment we all now live in. There has been incredible value creation for marketing tech businesses which have become essential platforms in email or social channels. 7GC is thrilled to partner with Banzai as the business continues to scale and own the marketing customer for video.”

Transaction Terms & Financing

The combined company is expected to have an estimated post-transaction enterprise value of $380 million, consisting of an estimated equity value of $580 million, $207 million in cash, and $7 million in debt, assuming no redemptions of VII public shares by VII public stockholders. Cash proceeds raised are expected to consist of VII’s approximately $230 million of cash in trust (assuming no redemptions of VII public shares). Banzai is a party to a Share Purchase Agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”), pursuant to which GEM has agreed to purchase from the Company (or its successor following a merger transaction) up to a number of authorized, validly issued, fully paid and non-assessable shares of Banzai common stock having an aggregate value of $100,000,000, which should allow the combined company post-closing to opportunistically take in additional capital in the event of high redemptions or if additional capital is needed.

The net proceeds raised from the proposed transaction will be used to support Banzai strategic growth along its expansion vectors of inorganic growth opportunities, geographic expansion, customer type enlargement, sales channels additions and vertical extension.

Current Banzai management, employees and existing shareholders will roll 100% of their existing equity holdings into equity of the combined company. Existing Banzai security holders (including the former Hyros security holders who receive stock at the closing of the Hyros acquisition) will receive approximately 50% of the pro forma equity of the combined company as part of the transaction, assuming no redemptions of VII’s public shares. The business combination has been approved by the boards of directors of both Banzai and VII and is expected to close in the first half of 2023, subject to regulatory and stockholder approvals and other customary closing conditions.

For a summary of the material terms of the proposed transaction, as well as a supplemental investor presentation and a copy of the merger agreement, please see the Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission (the “SEC”). Additional information about the proposed transaction will be described in VII’s registration statement on Form S-4 (the “Registration Statement”) relating to the business combination, which it will file with the SEC.

[1]	Source: Straits Research, Zion Market Research, and IDC Research (2021)

Advisors

MKM Partners is serving as Capital Markets advisor and Sidley Austin LLP is serving as legal advisor to VII. Roth Capital Partners LLC is serving as financial advisor and Cooley LLP is serving as legal advisor to Banzai. Gateway Group is serving as Investor Relations and Public Relations for the transaction.

About 7GC & Co. Holdings

7GC & Co Holdings is a $230m special purpose acquisition company traded on the Nasdaq under the ticker: VII. The firm is a partnership between 7GC, a technology growth fund based in San Francisco, California and Berlin, Germany and Hennessy Capital, and a leading independent SPAC sponsor based in Wilson, Wyoming and Los Angeles, California. 7GC is led by its Chief Executive Officer, Jack Leeney, and its Chief Financial Officer, Christopher Walsh.

About Banzai

Banzai is a leading enterprise SaaS Video Engagement platform used by thousands of marketers to power webinars, trainings, virtual events and on-demand video content. On a mission to make marketing more human, Banzai makes it easy for marketers to create, grow and track ROI on live and hosted content by targeting new audiences and deepening customer and prospect relationships. Banzai customers include Square, Hewlett Packard Enterprise, Thermo Fisher Scientific, Thinkific, Doodle and ActiveCampaign, among thousands of others. Learn more at www.banzai.io.

Additional Information and Where to Find It

The proposed business combination will be submitted to stockholders of VII for their consideration and approval at a special meeting of stockholders. VII and Banzai will prepare the Registration Statement to be filed with the SEC by VII, which will include preliminary and definitive proxy statements to be distributed to VII’s stockholders in connection with VII’s solicitation for proxies for the vote by VII’s stockholders in connection with the proposed business combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to VII’s stockholders and certain of Banzai’s equityholders in connection with the completion of the proposed business combination. After the Registration Statement has been filed and declared effective, VII will mail a definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. VII’s stockholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with VII’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because these documents will contain important information about VII, Banzai and the proposed business combination. Stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by VII, without charge, at the SEC’s website located at www.sec.gov. Copies of these filings may be obtained free of charge on VII’s “Investor Relations” website at https://www.7gc.holdings/sec-filings or by directing a request to info@7gc.co.

No Offer or Solicitation

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any vote, consent or approval in any jurisdiction in connection with the proposed business combination or any related transactions, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. This press release does not constitute either advice or a recommendation regarding any securities. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Participants in the Solicitation

VII and Banzai and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of VII’s stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding VII’s directors and executive officers in VII’s filings with the SEC, including VII’s Annual Report on Form 10-K filed with the SEC on April 1, 2022. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to VII’s stockholders in connection with the proposed business combination, including a description of their direct and indirect interests, which may, in some cases, be different than those of VII’s stockholders generally, will be set forth in the Registration Statement. Stockholders, potential investors and other interested persons should read the Registration Statement carefully when it becomes available before making any voting or investment decisions.

Caution Concerning Forward-Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, (1) statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity; (2) references with respect to the anticipated benefits of the proposed business combination; (3) changes in the market for Banzai’s and Hyros’ services and technology, and expansion plans and opportunities; (4) Banzai’s unit economics; (5) the sources and uses of cash of the proposed business combination; (6) the anticipated capitalization and enterprise value of the combined company following the consummation of the proposed business combination; (7) the projected technological developments of Banzai and Hyros; (8) current and future potential commercial and customer relationships; (9) the ability to operate efficiently at scale; (10) anticipated investments in additional capital resources, and research and development and the effect of these investments; (11) the amount of redemption requests made by VII’s public stockholders; (12) the ability of the combined company to issue equity or equity-linked securities in the future; and (13) expectations related to the terms and timing of the proposed business combination. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of VII’s, Hyros’ and Banzai’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Banzai and Hyros. These forward-looking statements are subject to a number of risks and uncertainties, including: changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required stockholder or regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination is not obtained; failure to realize the anticipated benefits of the proposed business combination; Banzai’s ability to successfully and timely develop, sell and expand its technology and products, and otherwise implement its growth strategy; risks relating to Banzai’s operations and business, including information technology and cybersecurity risks, loss of key customers and deterioration in relationships between Banzai and its employees; risks related to increased competition; risks relating to potential disruption of current plans, operations and infrastructure of Banzai and Hyros as a result of the announcement and consummation of the proposed business combination; risks that Banzai is unable to secure or protect its intellectual property; risks that the post-combination company experiences difficulties managing its growth and expanding operations; the ability to compete with existing or new companies that could cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share; the amount of redemption requests made by VII’s stockholders; the impact of the COVID-19 pandemic; the ability to successfully select, execute or integrate future acquisitions into the business, which could result in material adverse effects to operations and financial conditions; and those factors set forth in the section entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in VII’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, VII’s Annual Report on Form 10-K for the year ended December 31, 2021, and in those documents that VII has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that neither VII, Hyros, nor Banzai presently know or that VII, Hyros, and Banzai currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect VII’s, Hyros’, and Banzai’s expectations, plans or forecasts of future events and views as of the date of this press release. VII, Hyros, and Banzai anticipate that subsequent events and developments will cause VII’s, Hyros’, and Banzai’s assessments to change. However, while VII, Hyros, and Banzai may elect to update these forward-looking statements at some point in the future, VII, Hyros, and Banzai specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing VII’s, Hyros’, and Banzai’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts:

Investors

Cody Slach, Ralf Esper

Gateway Group

949-574-3860

VII@gatewayir.com

Media

Robert Collins

Gateway Group

617-797-1979

VII@gatewayir.com

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